Exhibit 10.17

PORTFOLIO TRANSFER AND

QUOTA SHARE REINSURANCE AGREEMENT

THIS PORTFOLIO TRANSFER AND QUOTA SHARE REINSURANCE AGREEMENT (this “Agreement”) is effective as of January 1, 2013, (the “Effective Date”) by and between Wesco Insurance Company, a Delaware domiciled insurance company (the “Company”), and National Health Insurance Company, a Texas domiciled insurance company (the “Reinsurer”) (collectively, the “Parties”).

WHEREAS, as more particularly set forth herein, the Company and the Reinsurer wish to enter into a quota share arrangement pursuant to which the Reinsurer will reinsure: (i) 100% of the Company’s existing obligations with respect to the accident and health programs set forth on Schedule A (the “Business”) with respect to Existing Contracts, as defined below, written by the Company prior to the Effective Date, including a loss portfolio transfer of all losses incurred and all unearned premium as of the Effective Date in exchange for an amount equal to 100% of the Company’s loss and loss adjustment expense reserves and unearned premium reserves, if any, related to the Existing Contracts, less the UEP Ceding Commission as hereinafter defined, and (ii) 100% of the Business fronted by the Company on behalf of the Reinsurer after the Effective Date (including business Fronted by the Company in accordance with Section 4(c)), less the Fronted Ceding Commission as hereinafter defined; and

WHEREAS, as more particularly set forth herein, the Reinsurer will administer the Business at no charge on behalf of the Company and itself in accordance with industry standards and Company’s guidelines and procedures.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms.

The following terms shall have the respective meanings specified below throughout this Agreement.

“Agreement” has the meaning set forth in the first paragraph.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise). For purposes of this Agreement, the Company shall not be considered an affiliate of the Reinsurer.

“Claim” and “Claims” means any and all claims, requests, demands or notices made by or on behalf of policyholders, beneficiaries or third party claimants for the payment of Losses and any other amounts due or alleged to be due under or in connection with the Insurance Contracts.

“Company” has the meaning set forth in the first paragraph.

“Effective Date” has the meaning set forth in the first paragraph.

“Existing Contracts” means all insurance and reinsurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto, whether or not in-force, issued, renewed, or written by or on behalf of the Company in connection with the Business prior to the Effective Date.

“Fronted Ceding Commission” means an amount equal to the five percent (5%) of Premiums written with respect to Fronted Contracts plus the related Fronting Acquisition Costs and Fronting Inuring Reinsurance Costs, in each case subject to any applicable commission or brokerage adjustments, which adjustments shall be accounted for and settled up as between the Parties as part of the monthly reporting pursuant to Section 3.4.

“Fronted Contracts” means, with respect to the Business and such additional business fronted by the Company pursuant to Section 4(c), all insurance and reinsurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto, whether or not in-force, fronted by the Company on behalf of the Reinsurer after the Effective Date for the twelve month period through and including December 31, 2013.

“Fronting Acquisition Costs” means the actual out-of-pocket expenses incurred by the Company for amounts paid or payable by, or on behalf of, the Company to unaffiliated third parties to acquire the Fronted Contracts, including, without limitation, all commissions, brokerage payments, premium taxes and boards and bureau fees to the extent not paid directly by the Reinsurer or an Affiliate of the Reinsurer.

“Fronting Authority” means the authority conferred upon the Reinsurer and its designees to write Fronted Contracts, which shall expire on December 31, 2013.

“Fronting Inuring Reinsurance Costs” means any premium or premium deposit paid or payable by the Company for Inuring Reinsurance specifically for the benefit of the Business that shall not have been paid by the Reinsurer or one of its Affiliates.

“IBNR” has the meaning set forth in the definition for the term Loss Reserves.

“Insurance Contracts” means the Existing Contracts and the Fronted Contracts.

“Inuring Reinsurance” means all reinsurance agreements, treaties and contracts, including any renewals or extensions thereof to the extent such reinsurance agreements, treaties and contracts provide reinsurance coverage for the Existing Contracts or Fronted Contracts.

“Loss Reserves” shall mean as of the Effective Date the amount recorded on the books of the Company with respect to the Business, without taking into account the reinsurance ceded to the Reinsurer hereunder, on account of its actual or potential obligations for unpaid Losses as of the Effective Date, including, without limitation, amounts for incurred but not reported Losses (“IBNR”), calculated consistent with the established actuarial practices applied by the Company in respect of the Existing Contracts as of January 1, 2013, but in all cases consistent with the reserve requirements, statutory accounting rules and actuarial principles applicable to the Company under applicable law as of the date at issue.

“Loss Reserve Transfer” has the meaning set forth in Section 2.2(a).

“Losses” shall mean liabilities and obligations to make payments to policyholders, beneficiaries and/or other third party claimants under the Existing Contracts and Fronted Contracts (including, without limitation, liabilities or assessments arising from the Company’s participation, if any, in any voluntary or involuntary pools, guaranty funds, or other types of government-sponsored or government-organized insurance funds) and all loss adjustment expenses and defense costs, including, without limitation, (i) all expenses incurred by or on behalf of the Company related to the investigation, appraisal, adjustment, litigation, defense or appeal of claims under or covered by the Existing Contracts, Fronted Contracts and/or coverage actions under or covered by the Existing Contracts or Fronted Contracts, (ii) all liabilities for consequential, exemplary, punitive or similar extra contractual damages, or for statutory or regulatory fines or penalties, or for any loss in excess of the limits arising under or covered by any Existing Contract or Fronted Contract, and (iii) court costs accrued prior to final judgment, prejudgment interest or delayed damages and interest accrued after final judgment. Notwithstanding the foregoing, “Losses” shall not include any liabilities or obligations incurred by or on behalf of the Company as a result of any fraudulent and/or criminal act by the Company or any of its Affiliates or any of their respective officers, directors, employees or agents following the Effective Date. Losses shall be net of all Inuring Reinsurance collected and paid to or for the benefit of the Company, unless the inability to collect any Inuring Reinsurance is due to any grossly negligent, willful, fraudulent or criminal act or omission to the extent attributable to the Company or any of its Affiliates or any of their respective officers, directors, employees or agents acting in such respective capacities, in which case the Reinsurer’s obligations hereunder to make a payment with respect to a Loss shall be reduced by the portion of any such Loss that would otherwise be covered by Inuring Reinsurance but for such act or omission by the Company, it being acknowledged by the Company and the Reinsurer that the Reinsurer shall be solely responsible for collecting amounts due under such Inuring Reinsurance and that the Company shall, at the Reinsurer’s expense, take such commercially reasonable actions as shall be requested in writing by the Reinsurer related to the collection of Inuring Reinsurance.

“Parties” has the meaning set forth in the first paragraph.

“Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, estate, unincorporated organization, Government Entity or other entity.

“Portfolio Reserves” means an amount equal to 100% of the Loss Reserves as of December 31, 2012 attributable to the Existing Contracts for Losses occurring prior to the Effective Date.

“Premium(s)” means all gross written premium(s), considerations, deposits, premium adjustments, fees and similar amounts related to the Existing Contracts and Fronted Contracts, less cancellation and return premiums.

“Reinsurer” has the meaning set forth in the first paragraph.

“Taxes” (or “Tax” as the context may require) means all United States federal, state, county, local, foreign and other taxes (including, without limitation, income taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital property taxes and import duties), and includes interest, additions to tax and penalties with respect thereto, whether disputed or not.

“UEP Ceding Commission” means an amount equal to the Unearned Acquisition Costs and the Unearned In-Force Inuring Reinsurance Costs with respect to Existing Contracts, subject to any applicable commission or brokerage adjustments, which adjustments shall be accounted for and settled up as between the Parties as part of the monthly reporting pursuant to Section 3.4.

“Unearned Acquisition Costs” means an amount equal to the actual out-of-pocket expenses incurred by the Company for amounts paid or payable by, or on behalf of, the Company to acquire that portion of the Existing Contracts associated with the Unearned Premium Reserve, including all commissions and brokerage payments, premium taxes and boards and bureau fees.

“Unearned In-Force Inuring Reinsurance Costs” means an amount equal to the unearned portion (as determined by the Company) of any premium or premium deposit paid or payable by the Company for Inuring Reinsurance attributable to the Existing Contracts that shall not have been paid by the Reinsurer or one of its Affiliates.

“Unearned Premium Reserves” means the gross liability as of the Effective Date for the amount of collected Premium corresponding to the unexpired portion of all Existing Contracts, less the UEP Ceding Commission, whether or not paid as of the Effective Date, in each case as calculated a manner consistent with the Company’s quarterly financial statements dated as of December 31, 2012, prepared in accordance with statutory accounting practices and subject to any applicable Premium, commission or brokerage adjustments prior to or after the Effective Date pursuant to the underlying terms and conditions of any Insurance Contract or agent or broker contract related thereto, which adjustments shall be accounted for and settled as between the Parties as part of the monthly reporting pursuant to Section 3.4.

“UPR Transfer Amount” has the meaning set forth in Section 3.1(a)(ii).

Article 2

BUSINESS REINSURED

Section 2.1 Existing and Fronted Business.

(a) From and after the Effective Date, the Company hereby cedes, and the Reinsurer hereby assumes, one hundred percent (100%) of all Losses for which the Company is liable in respect of the Insurance Contracts. In addition, all Losses reinsured hereunder and any payments of Claims by the Reinsurer shall be net of Inuring Reinsurance collected and paid to or for the benefit of the Company, it being acknowledged by the Company and the Reinsurer that the Reinsurer shall be solely responsible for collecting amounts due under such Inuring Reinsurance, except as provided in Section 3.5, and that the Company shall, at the Reinsurer’s expense, take such commercially reasonable actions as shall be requested in writing by the Reinsurer related to the collection of Inuring Reinsurance.

(b) In the event the Reinsurer makes an indemnity payment on behalf of the Company directly to any policyholder, insured or third party pursuant to any Insurance Contract that pays in full a Loss, cost or expense under such Insurance Contract, such payment satisfies and extinguishes any and all obligation of the Reinsurer hereunder to indemnify the Company for such Loss, cost or expense. In no event shall the Reinsurer be obligated hereunder to indemnify with respect to any Loss, cost or expense under an Insurance Contract for an amount in excess of such Loss, cost or expense.

Section 2.2 Transfer of Portfolio Reserves.

Within thirty (30) days following the Effective Date, the Company shall provide the Reinsurer its initial calculation of the Portfolio Reserves and shall convey one hundred percent (100%) of the Portfolio Reserves to the Reinsurer by wire transfer of immediately available funds (the “Loss Reserve Transfer”). Within 90 days following the Effective Date, the Company (in consultation with the Reinsurer) shall provide the final calculation of the Portfolio Reserves and the relevant party shall true-up any difference between the initial calculation and the final calculation by wire transfer of immediately available funds.

ARTICLE 3

PAYMENTS, OFFSET, AND SECURITY

Section 3.1 Premium.

(a) Unearned Premium Reserves and Premiums.

(i) As full premium for the Existing Contracts ceded under this Agreement, the Company shall transfer to the Reinsurer one hundred percent (100%) of the Unearned Premium Reserves held by the Company relating to such ceded business (less any uncollected premium) and one hundred percent of all

Premiums collected by or on behalf of the Company on account of the Existing Contracts on or after the Effective Date but only to the extent such Premiums were not reflected in the Unearned Premium Reserves transferred to the Reinsurer pursuant to this Section 3.1.

(ii) Within ninety (90) days following the Effective Date, the Company shall provide the Reinsurer its calculation of the Unearned Premium Reserves and shall remit to the Reinsurer by wire transfer of immediately available funds an amount equal to such Unearned Premium Reserves (the “UPR Transfer Amount”). The Company also shall deliver to the Reinsurer a schedule of Premiums that shall not have been collected and with respect to which an amount shall be included in the Unearned Premium Reserve transferred as of the Effective Date (the “Uncollected Premium Schedule”). The Company shall cooperate with the Reinsurer in determining the Unearned Premium Reserves, the collection of premium and accounting for premium.

(b) The Company’s Fronted Business; Fronted Contract Premiums and Ceding Commissions. As premium for the Fronted Contracts ceded under this Agreement (the “Fronted Premiums”), the Company shall pay to the Reinsurer (to the extent the Reinsurer has not retained such Premiums directly pursuant to Article 4) by wire transfers of immediately available funds one hundred percent (100%) of the collected Premiums attributable to the Fronted Contracts, net of the Fronted Ceding Commissions. If, during any month, there are insufficient Premiums collected from which the Company may deduct any Fronting Acquisition Costs or Fronting Inuring Reinsurance Costs incurred by the Company during such month, then the Reinsurer shall reimburse the Company for such costs within ten (10) days following receipt of a written request for reimbursement from the Company, which request shall reasonably identify the Fronting Acquisition Costs and Fronting Inuring Reinsurance Costs for which the Company is seeking reimbursement.

Section 3.2 Offset Rights.

Except as otherwise expressly provided, each Party hereto, and each of its respective Affiliates at the time an offset is asserted, shall have, and may exercise at any time and from time to time, the right to offset any balance or balances due to the other Party or any of its Affiliates at the time an offset is asserted, arising under this Agreement, regardless of whether on account of Premiums, Ceding Commissions, or Losses related to or arising under the Existing Contracts or Fronted Contracts or any other amount related to or arising under this Agreement; provided, however, that in the event of the insolvency of a Party hereto or any of its Affiliates, offsets shall only be allowed in accordance with the provisions of applicable law.

Section 3.3 Premiums for Insurance Contracts

(a) The Reinsurer is authorized to collect Premiums for the Existing Contracts and Fronted Contracts from policyholders of the Company and may deposit such Premiums directly into one or more accounts designated by, and issued in the name of, the Reinsurer, net of any Ceding Commissions payable to the Company, which the Reinsurer shall remit to the Company in connection with the monthly settlements provided in Section 3.4. To the extent any

Premiums are collected directly by the Company, the Company shall so advise the Reinsurer and shall promptly remit them to the Reinsurer, net of any Ceding Commissions which shall be retained by the Company. The Reinsurer and the Company agree to maintain accounting and operational records and books in adequate detail so as to identify the specific Existing Contracts, Fronted Contracts and policyholders of the Company with respect to all collected Premiums.

(b) The Reinsurer shall: (i) timely pay any return premium coming due under the Existing Contracts or Fronted Contracts payable on or after the Effective Date; or (ii) promptly reimburse the Company for any of the foregoing amounts that are instead paid by the Company.

Section 3.4 Reports and Remittances.

(a) The Parties shall conduct monthly settlements based upon monthly bordereaux to be provided by or on behalf of the Reinsurer evidencing the amount due or to be due in a form, and containing such detail, as is agreed to by the Parties. The Company shall provide reasonable assistance to the Reinsurer in connection with the preparation of the monthly bordereaux and other reports required hereunder, including, without limitation, the preparation by the Company of such monthly bordereaux and reports through the period ended April 30, 2013. Such settlements shall take into account and fully settle any profit commission, return commission, loss corridor payment, or other similar premium or commission adjustments payable to or by the Company pursuant to the terms of any Insurance Contract or any agent or broker contract that relates to the Insurance Contracts, which adjustments, whether positive or negative, shall be credited to or charged against the Reinsurer, as the case may be. Each Party shall pay or credit in cash or its equivalent to the other all net amounts for which it may be liable under the terms and conditions of this Agreement within thirty (30) days after receipt of each monthly bordereau.

(b) The Company and the Reinsurer shall furnish each other with such records, reports and information with respect to the Losses, Claims, Inuring Reinsurance, Unearned Premium Reserve, and the reinsurance contemplated hereby as may be reasonably required by the other Party to comply with any internal reporting requirements or reporting requirements of any governmental authority or to prepare and complete such Party’s quarterly and annual financial statements. In addition, the Reinsurer shall provide the Company with (i) monthly reports within thirty (30) days following the end of each month and in such form as agreed by the Parties, (A) identifying all Claims in excess of fifty thousand ($50,000) dollars or involving consequential, exemplary, punitive or similar extra contractual damages, or any loss in excess of the limits arising under or covered by any Existing Contract or Fronted Contract, and (B) identifying all adjustments to Premiums or Ceding Commissions, including any adjustments to third-party commissions or brokerage payments pursuant to the underlying terms of the Insurance Contracts or any agent or brokers contracts related thereto, and (ii) such additional information as may be reasonably requested by the Company with respect to any such reports.

(c) If the Company or the Reinsurer receives notice of, or otherwise becomes aware of, any inquiry, investigation, proceeding, from or at the direction of a governmental entity, or is served or threatened with a demand for litigation, arbitration, mediation or any other similar proceeding relating to the Insurance Contracts, the Company or the Reinsurer, as

applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner in light of all the relevant business, regulatory and legal facts and circumstances.

(d) Each Party shall have the right, through authorized representatives and upon reasonable advance notice during normal business hours, to periodically audit and inspect all books, records, and papers of the other Party solely in connection with the Insurance Contracts, the Inuring Reinsurance and any reinsurance hereunder or claims in connection therewith. Each Party shall treat the other Party’s books, records, and papers in confidence. A Party shall be permitted to conduct such audits no more frequently than semi-annually unless the Reinsurer’s A.M. Best rating at any time falls below A-, in which case the Company shall be permitted to audit the Reinsurer on a quarterly basis. In addition, if the Reinsurer’s A.M. Best rating falls below A-, the Company may place, at its expense, one or more employees or other authorized representatives on-site at the Reinsurer’s office facilities for the purpose of monitoring the Reinsurer’s performance under this Agreement. The Reinsurer shall provide such employee(s) or representative(s) with reasonable office accommodations and access to the Reinsurer’s officers, employees, books, records, and reports related to the Insurance Contracts to enable meaningful and proper oversight and monitoring of the Reinsurer’s performance and duties hereunder.

(e) The Reinsurer agrees that so long as this Agreement shall be in force, it will have capital and surplus of not less than the amount necessary to comply with the applicable laws of its domiciliary jurisdiction. The Reinsurer agrees to maintain reserves consistent with the applicable laws of any jurisdiction having regulatory authority over Reinsurer.

Section 3.5 Collection of Premiums.

Following the Effective Date, subject to Section 3.3(a), all Premiums collected by the Reinsurer or such Affiliate may be retained by the Reinsurer and all Premiums collected by the Company, net of the applicable Ceding Commission, shall be deposited directly into an account (or accounts) designated by, and issued in the name of, the Reinsurer from which accounts(s) funds shall be reported, monthly, to Company.

Section 3.6 Collateral for Ceded Losses.

In the event pursuant to applicable law of any state of the United States of America or the District of Columbia having jurisdiction over the Company, the Company is no longer able to take full reserve credit on its statutory financial statements for the reinsurance ceded to the Reinsurer, the Reinsurer shall promptly provide collateral for its obligations hereunder in the amount and form necessary for the Company to take full reserve credit on its statutory financial statements for the reinsurance provided hereunder on terms and conditions reasonably satisfactory to the Company and in accordance with applicable law.

ARTICLE 4

CLAIMS, UNDERWRITING AND OTHER ADMINISTRATION

(a) On and after the Effective Date, the Company will provide prompt notice to the Reinsurer or its designee of all Claims (but only to the extent such Claims are not otherwise known or reported to the Reinsurer or any of its Affiliates), and the Reinsurer or its designee will have the obligation to investigate and defend, as applicable, at its own expense, any Claim affecting this Agreement. At the request of the Reinsurer or such designee, the Company will jointly associate with the Reinsurer, at the expense of the Reinsurer, in the defense or control of any Claim, suit or proceeding involving this reinsurance, and the Company shall cooperate with the Reinsurer or such designee in every respect to procure the most favorable disposition of such claim, suit or proceeding. In addition, the Company shall have the right, at its sole option and expense, to monitor and consult with the Reinsurer regarding the defense or administration of any Claim, suit or proceeding.

(b) The Company grants to the Reinsurer, or one or more of the Reinsurer’s Affiliates designated by the Reinsurer, as of the Effective Date, authority in all matters relating to the administration of the Insurance Contracts and any Claims thereunder, including the authority (i) to pay Claims on behalf of the Company, (ii) to communicate directly with policyholders and to collect on behalf of the Company unpaid Premiums that relate solely to the Insurance Contracts, and (iii) to handle the placement, production, underwriting, service and management of the Insurance Contracts, including without limitation the authority to (A) solicit, accept and receive submissions for Fronted Contracts or renewals of Insurance Contracts; (B) secure, at its own expense, reasonable underwriting information through reporting agencies or other appropriate sources relating to each submission; (C) issue, renew and countersign Insurance Contracts and endorsements related thereto; (D) collect and receipt for the premiums on Insurance Contracts; (E) adjust and settle claims under the Insurance Contracts; (F) set and establish loss reserves for the Insurance Contracts; and (G) any and all other acts or duties that would otherwise be performed by the Company necessary and appropriate to the Insurance Contracts, to the extent such authority may be granted pursuant to applicable law and the Reinsurer, or one or more of the Reinsurer’s Affiliates designated by the Reinsurer, shall perform all such functions as outlined herein. In exercising such authorities, the Reinsurer or any such Affiliate may delegate the performance of any duty described above to a third party; provided that no such delegation shall relieve the Reinsurer of its obligations hereunder. Subject to the forgoing limitation, effective as of the Effective Date, the Company hereby appoints the Reinsurer as its attorney-in-fact with respect to the rights, duties and privileges and obligations of the Company in and to the Insurance Contracts, with full power and authority to act in the name, place and stead of the Company with respect to such contracts, including without limitation, the power to service such contracts, to adjust, defend, settle and to pay all Claims, to recover salvage and subrogation for any losses incurred and to take such other and further actions as may be necessary or desirable to effect the transactions contemplated by this Agreement, provided, that the Reinsurer covenants to exercise such authority in a professional manner and to use the same level of care as is used in administering the Reinsurer’s other insurance business. As part of the foregoing, the Company grants full authority to the Reinsurer to adjust, settle or compromise all Losses hereunder, and all such adjustments, settlements and compromises shall be binding on the Company. The Company agrees to cooperate fully with the

Reinsurer in the transfer of such administration, and the Reinsurer agrees to be responsible for such administration.

(c) Notwithstanding the foregoing, the Reinsurer shall not, pursuant to the Fronting Authority, enter into or accept and receive submissions for Fronted Contracts except for Fronted Contracts issued pursuant to the insurance programs listed on Schedule A without the express written consent of the Company. The Reinsurer shall have no authority to arrange, facilitate or bind reinsurance for the Company.

(d) The Company agrees that so long as (i) the Reinsurer is solvent, and (ii) the Reinsurer or its designee shall not be in material breach of its obligations to service and administer the Insurance Contracts or the Claims under this Agreement, the Company will not take action to prevent or limit the Reinsurer or its designee from servicing or administering the Insurance Contracts or the Claims as contemplated by this Agreement. If the Reinsurer (i) becomes insolvent, makes an assignment for the benefit of its creditors, or becomes the subject of any voluntary or involuntary supervision, conservation, rehabilitation, liquidation or other similar proceeding, the Reinsurer’s authority under this Article 4 shall be automatically revoked and the Company shall handle, or retain a third-party administrator to handle, the administration and runoff of the Insurance Contracts and all reasonable costs and expenses incurred by or on behalf of the Company in taking back and administering the runoff of the Insurance Contracts shall constitute loss adjustment expenses fully reinsured under this Agreement. In all other circumstances, if the Reinsurer fails to cure a material breach of its servicing or other obligations hereunder within thirty (30) days following the Company’s written notice to Reinsurer of such breach, which notice shall in reasonable detail describe the nature of such breach or, if such breach shall not be reasonably susceptible to cure within such thirty (30) day period such additional reasonable time not exceeding an additional thirty (30) days as shall be necessary to cure such breach, the Company shall have the right to exercise its remedy options set forth in the last sentence of this paragraph. The remedies available to the Company, without prejudice to any other remedies otherwise available, shall include: (1) the Company shall have the option, at its sole discretion, (i) to revoke the Reinsurer’s authority hereunder and handle the administration and runoff of the Insurance Contracts directly or through its designee, or (2) to provide the Reinsurer with a list of three third-party administrators acceptable to the Company, and the Reinsurer shall, within thirty (30) days, contract (at the Reinsurer’s expense) with one of such listed third-party administrator to perform all of the Reinsurer’s claim-handling duties and all duties under this Article 4, with the terms of such contract subject to the agreement of the Company, which agreement shall not be unreasonably withheld; or (3) should the Reinsurer fail to comply with the foregoing clause (2), the Company shall have the option, at its sole discretion, to revoke all or a portion of the Reinsurer’s authority pursuant to this Article 4, and to contract with one of the listed third-party administrators. In all cases, the reasonable expenses incurred by the Company pursuant to this Section 4(c) shall be deemed to constitute loss adjustment expenses fully reinsured under this Agreement.

(e) The Reinsurer shall maintain sufficient resources and adequate staffing levels of personnel with appropriate experience to administer the Insurance Contracts in a professional manner and shall administer the Insurance Contracts in accordance with all applicable laws. The Reinsurer shall not receive any compensation or be entitled to the reimbursement of any expenses incurred in connection with its administration of the Business hereunder.

ARTICLE 5

REGULATORY MATTERS

At all times during the term of this Agreement, the Company and the Reinsurer shall hold and maintain all licenses and authorizations required under applicable law and otherwise take all actions that may be necessary to perform its obligations hereunder.

ARTICLE 6

DUTY OF COOPERATION & INDEMNITY; INURING REINSURANCE

Section 6.1 Cooperation.

Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

Section 6.2 Indemnity

This Agreement is an agreement for indemnity reinsurance solely between the Company and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Company.

Section 6.3 Inuring Reinsurance

So long as the Reinsurer shall advance the costs and expenses thereof, the Company shall use commercially reasonable efforts to maintain in force Inuring Reinsurance on all Business written by the Reinsurer pursuant to the Fronting Authority as mutually agreed by the Parties through December 31, 2013.

ARTICLE 7

RESOLUTION OF DISPUTES

(a) As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each

Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by the American Arbitration Association.

(b) Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of evidence. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

(c) Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

(d) Any arbitration proceedings shall take place at New York, New York or other location mutually agreed upon by the parties to this Agreement, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state of New York.

ARTICLE 8

INSOLVENCY

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or its liquidator, receiver, conservator or statutory successor on the basis of the amount of the claims allowed in the insolvency proceeding without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed or is unable to pay all or a portion of a claim, except where (a) this Agreement specifically provides another payee of such reinsurance in the event of the Company’s insolvency, provided that this exception shall only apply to the extent that the reinsurance proceeds due such payee are actually paid by the Reinsurer, or (b) the Reinsurer, with the consent of the direct insured or insureds, has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in full and complete substitution for the obligations of the Company to such payees. It is agreed, however, that the liquidator, receiver, conservator or statutory successor shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Insurance Contract which involves a possible liability on the part of the Reinsurer within reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership and that, during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to the Court’s approval, against the Company as part of the expense of the conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE 9

REGULATORY APPROVALS

The Company and the Reinsurer shall submit all necessary registrations, filings and notices with, and obtain all necessary consents, approvals, qualifications and waivers from, all governmental entities and other parties which may be required under applicable law as a result of the transactions contemplated by this Agreement. The Parties agree that where formal approval is required by any governmental entity, this Agreement shall not be effective as to any and all Insurance Contracts to be reinsured hereunder in such jurisdiction until such approval is obtained.

ARTICLE 10

DURATION

This Agreement shall not be subject to termination by any Party except (i) by written agreement between Reinsurer and the Company on the date indicated by such agreement, after receipt of any required approval from Government Entities, or (ii) upon the termination or expiration of the Fronting Authority, the expiration of all liability on all Insurance Contracts, and the complete performance by Reinsurer and the Company of all obligations and duties arising under this Agreement.

ARTICLE 11

FOLLOW THE FORTUNES

The Reinsurer’s liability shall attach simultaneously with that of the Company and shall be subject in all respects to the same risks, original terms and conditions, interpretations, waivers, and to the same cancellation of the Insurance Contracts as the Company is subject to, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies, follow the fortunes and follow the settlements of the Company.

Article 12

INDEMNIFICATION AND HOLD HARMLESS

Subject to the provisions of this agreement, the Reinsurer agrees to indemnify and hold the Company and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all damages resulting from or relating to the Insurance Contracts and the Business.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by email or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to the Company, to:

Wesco Insurance Company

59 Maiden Lane

6th Floor

New York, NY 10038

Attention: General Counsel

or to such other person or address as the Company shall furnish to the Reinsurer in writing.

(b)	If to the Reinsurer, to:

National Health Insurance Company

59 Maiden Lane, 38th Floor

New York, New York 10038

Attention: General Counsel

or to such other person or address as the Reinsurer shall furnish to the Company in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

Section 13.2 Assignment; Parties in Interest.

(a) Assignment. Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party.

(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Except as provided in Section 3.2, nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.

Section 13.3 Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have under applicable law or in equity.

Section 13.4 Governing Law; Venue. This Agreement shall be construed and interpreted according to the internal laws of the State of New York excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Article 7, the Parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts sitting in New York, New York, each Party hereby submitting to the personal jurisdiction thereof, and the Parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 13.1 shall be deemed properly served and accepted for all purposes.

Section 13.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.6 Entire Agreement; Merger. This Agreement and any exhibits, schedules and appendices attached hereto and thereto together constitute the final written integrated expression of all of the agreements among the Parties with respect to the subject matter hereof and is a complete and exclusive statement of those terms, and supersede all prior or contemporaneous, written or oral, memoranda, arrangements, contracts and understandings between the Parties relating to the subject matter hereof. Any representations, promises, warranties or statements made by any Party which differ in any way from the terms of this Agreement shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between or among them related in any way to the matters herein contained unless specifically included or referred to in this Agreement. No addition to or modification of any provision of this Agreement shall be binding upon either Party unless embodied in a dated written instrument signed by both Parties.

Section 13.7 Exhibits and Schedules. All exhibits, schedules and appendices are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement.

Section 13.8 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

Section 13.9 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, that provision shall not apply and shall be omitted to the extent so contrary, prohibited, or invalid; but the remainder of this Agreement shall not be invalidated and shall be given full force and effect insofar as possible.

Section 13.10 Expenses. Regardless of whether or not the transactions contemplated in this Agreement are consummated, each of the Parties shall bear their own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

Section 13.11 Currency. The currency of this Agreement and all transactions under this Agreement shall be in United States Dollars.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as February 5, 2013 to be effective as of the Effective Date.

WESCO INSURANCE COMPANY

By	/s/ Stephen Ungar
Name	Stephen Ungar
Title	Secretary

NATIONAL HEALTH INSURANCE COMPANY

By	/s/ Mike Weiner
Name	Mike Weiner
Title	CFO

SCHEDULE A

Programs

Heartland Underwriters Program

Legend Aggregate Stop Loss Program

Unified Life Limited Medical Indemnity Program

Xchange Benefits Stop Loss